UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38470	26-4726035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

285 East Grand Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 416-1192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UBX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 2, 2022, the Board of Directors (the “Board”) of UNITY Biotechnology, Inc., a Delaware corporation (“UNITY” or the “Company”), implemented a corporate restructuring (the “Restructuring”) to align its resources to focus on its UBX1325 program while further extending operating capital. The Company will focus on its UBX1325 program and expects 12-week data from its Phase 2a study of UBX1325 in diabetic macular edema (DME) in mid-2022 and 16-week data from its Phase 2 study in wet age-related macular degeneration (wet AMD) in the fourth quarter of 2022. In addition, the Company will continue to advance its Tie2/VEGF bispecific program through the advanced candidate nomination, expected in mid-2022. The Restructuring will result in an elimination of approximately half of the Company’s workforce, reducing its staff to 34 full-time employees by the middle of the year. The Company estimates that it will incur a one-time employee benefits and severance charge of approximately $1.8 million in the year ended December 31, 2022. These steps to focus resources are expected to extend the cash runway into the first quarter of 2023, with current cash and cash equivalents projected to fund the Company through key clinical data readouts for UBX1325 as noted.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	UNITY Biotechnology Announces Restructuring to Advance Corporate Strategy and Focus on Key Ophthalmology Programs

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BIOTECHNOLOGY, INC.

Date: February 3, 2022	By:	/s/ Anirvan Ghosh
Anirvan Ghosh, Ph.D.
Chief Executive Officer